EXHIBIT 99.1

PREMIERWEST BANCORP DECLARES CASH DIVIDEND

MEDFORD, OR – May 24, 2007 – John Duke, Chairman of the Board of Directors of PremierWest Bancorp (NASDAQ – PRWT) announced today the Board of Directors has declared a $0.05 per share cash dividend payable July 31, 2007, to shareholders of record July 16, 2007.

John Anhorn, Chief Executive Officer stated “This dividend will return in excess of $850,000 to shareholders, holding approximately 17 million shares of PremierWest Bancorp securities, and will mark the fourth cash dividend announced or paid during the last eighteen months. These cash dividend payments together with annual 5% stock dividends paid over the preceding 7 year period, serve to further enhance the value of our shareholder’s investment.” Anhorn continued, “Our consistent record of strong earnings growth enables us to make these dividend payments to shareholders while continuing to implement our growth strategy.” John Duke added, “The Board of Directors will continue to evaluate the future use of cash and stock dividends to enhance shareholder value.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offers a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern & Central Oregon and Northern California Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.